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                                  CONSENT

I consent to the use of my name and statements related to me in Amendment
No. 3 to the Form SB-2 Registration Statement of NAVIDEC, Inc. I have also agreed to serve on the Board of Directors of NAVIDEC, Inc. upon completion of its initial public offering.



/s/ Lloyd G. Chavez, Jr.
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Lloyd G. Chavez, Jr.

Dated: December 11, 1996